Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Build Acquisition Corp. on Form S-1 on Amendment 1 of our report dated January 22, 2021 (File No. 333-253664), which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Build Acquisition Corp. as of January 5, 2021 and for the period from December 23, 2020 (inception) through January 5, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, CA

March 12, 2021